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                                                                   Exhibit 23.4A

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 12, 1999, in Amendment Number 3 to the Registration Statement (Form S-1) and related prospectus of Cybernet Internet Services International, Inc. for the registration of resales of the Euro 46,928,436 of its 13% Convertible Senior Subordinated Pay-In-Kind Notes due 2009, $51,506,345 of its 13% Convertible Senior Subordinated Discount Notes due 2009 and the shares of common stock into which may be converted.


                                                   Ernst & Young



                                    /s/ Gerd Haberfehlner      /s/ Edith Schmit
                                    ---------------------      ----------------
                                    Gerd Haberfehlner          Edith Schmit

Vienna, Austria
March 21, 2000